Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3) and 424(c) Registration Statement No. 333-186564

VOLTARI CORPORATION

1,014,982 SHARES OF COMMON STOCK UNDERLYING WARRANTS WITH AN

EXERCISE PRICE EQUAL TO $6.50 PER SHARE

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) amends our prospectus dated March 27, 2013, as previously amended, (the “Prospectus”) related to 1,014,982 shares of our common stock underlying warrants with an exercise price equal to $6.50 per share, which warrants were issued upon consummation of the rights offering described in the Prospectus.

This Prospectus Supplement is being filed in order to incorporate into and to include in the Prospectus the information set forth in the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 23, 2013, which is attached hereto (the “Form 8-K”). This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

This Prospectus originally related to warrants to purchase 10,149,824 shares of our common stock at an exercise price of $0.65 per share. As disclosed in the Form 8-K being incorporated into the Prospectus by this Prospectus Supplement, on April 23, 2013, we implemented a one-for-ten reverse stock split. As a result of that reverse stock split, the Prospectus now relates to 1,014,982 shares of our common stock underlying warrants with an exercise price equal to $6.50 per share.

Our common stock is currently traded on the Nasdaq Capital Market, under the symbol “VLTC.” On April 26, 2013, the closing sale price of our common stock was $6.12 per share.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 19 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 29, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2013

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34781	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 792-9671

(Registrant’s Telephone Number, including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification of Rights of Security Holders.

The information included Item 5.03 to this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 23, 2013, Voltari Corporation (the “Company”) filed with the Secretary of State of the State of Delaware a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of the Company’s outstanding shares of common stock at a reverse split ratio of one-for-ten (the “Reverse Stock Split”). The Certificate of Amendment became effective at 4:15 p.m. on April 23, 2013, at which time every ten shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of the Company’s common stock, without any change in the par value per share. No fractional shares were issued. The Company will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of its common stock, as quoted on the NASDAQ Capital Market (“NASDAQ”) on April 23, 2013, multiplied by the fractional share amount.

Trading of the Company’s common stock will continue on NASDAQ on a reverse stock split-adjusted basis. The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 92870X309.

On April 9, 2013, the Company’s stockholders voted to approve the Certificate of Amendment, to be implemented if the Company’s board of directors (the “Board”) determined that the Reverse Stock Split was appropriate in order to regain compliance with the listing requirements of NASDAQ. On April 15, 2013, the Board determined that the Reverse Stock Split was appropriate and authorized the filing of the Certificate of Amendment.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On April 23, 2013, the Company issued a press release announcing the effectiveness of the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Limitation on Incorporation by Reference. The information contained in Exhibit 99.1 is being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voltari Corporation

99.1	Press Release of Voltari Corporation dated April 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION (Registrant)

April 23, 2013	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Chief Administrative Officer

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Voltari Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Voltari Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 2012 under the name Mobile Systems Corp. and was amended to change the name of the Corporation to Voltari Corporation on January 16, 2013.

SECOND: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors of the Corporation, on February 8, 2013, duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held in accordance with the provisions of Section 211 of the DGCL on April 9, 2013, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD: The Certificate of Incorporation is hereby amended by adding a new Section III to ARTICLE FOURTH to read as follows:

“III. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every ten (10) shares of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu of issuing fractional shares, the Corporation will pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Old Common Stock, as quoted on the Nasdaq Stock Market on the date this certificate becomes effective, multiplied by the fractional share amount.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

FOURTH: This Certificate of Amendment shall become effective as of 4:15 p.m. on the date of filing.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 23rd day of April, 2013.

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Name:	Richard Sadowsky
Title:	Chief Administrative Officer

Exhibit 99.1

VOLTARI ANNOUNCES 1-FOR-10 REVERSE STOCK SPLIT

New York, NY – April 23, 2013 – Voltari Corporation (NASDAQ:VLTC) (“Voltari”) today announced the completion of a reverse stock split of the Company’s outstanding shares of common stock at a reverse split ratio of one-for-ten (the “Reverse Stock Split”). On April 23, 2013, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect the Reverse Stock Split. The Certificate of Amendment became effective at 4:15 p.m. on April 23, 2013, at which time every ten shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of the Company’s common stock, without any change in the par value per share. No fractional shares are to be issued. The Company will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of its common stock, as quoted on the NASDAQ Capital Market (“NASDAQ”) on April 23, 2013, multiplied by the fractional share amount.

Trading of the Company’s common stock will continue on NASDAQ on a reverse stock split-adjusted basis. The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 92870X309.

On April 9, 2013, the Company’s stockholders voted to approve the Certificate of Amendment, to be implemented if the Company’s board of directors (the “Board”) determined that the Reverse Stock Split was appropriate in order to regain compliance with the listing requirements of NASDAQ. On April 15, 2013, the Board determined that the Reverse Stock Split was appropriate and authorized the filing of the Certificate of Amendment.

About Voltari

Voltari empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Voltari leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Voltari provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Voltari’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for our mobile operator, brand and advertising agency customers. For more information, visit www.voltari.com or follow @voltari on Twitter.

Safe Harbor and Forward-Looking Statements

Statements made in this report and related statements that express Voltari’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements related to the anticipated benefits of the Reverse Stock Split and whether and when Voltari’s common stock will regain compliance with the NASDAQ listing requirements. These statements represent beliefs and expectations only as of the date they were made. The Company may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if its beliefs and expectations change. Actual results may differ from those expressed or implied in the forward-looking statements.

Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward-looking statement. These include, but are not limited to the uncertainties described more fully in the Company’s filings with the Securities and Exchange Commission.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com